                                                                      EXHIBIT 12
                                                                      ----------


                           Calculation of Earnings to
                          ----------------------------

              Combined Fixed Charges and Preferred Share Dividends
            --------------------------------------------------------


                                                                 Year       Year      Year    Year   Oct 22, 1996   Jan 1, 1996
                                Quarter ended    Year ended      Ended     Ended     Ended   Ended       to              to
                                  03/31/02          2001         2000       1999      1998    1997   Dec. 31, 1996  Oct 21, 1996
                                -------------    ----------    --------   -------   -------  ------  -------------  -------------
Net Income                           18,220        102,833      69,585    80,482    71,419   36,946       4,996         5,118
     Adjustments:
     Gain on sale                         -        (13,895)       (221)  (16,105)  (14,416)    (641)                     (378)
     Extraordinary item                                              -         -     9,001      878
     Minority interest                2,889         17,601      15,657    12,735     7,796    5,235         844             -
     Interest expense                16,136         64,472      71,208    59,346    41,718   21,131         759         4,549
     Amortization of deferred
     financing                          402          1,607       1,519     1,126       963      824          87         1,402
                                     ------        -------     -------   -------   -------   ------       -----        ------
Earnings                             37,647        172,618     157,748   137,584   116,481   64,373       6,686        10,691

Fixed Charges
     Interest expense                16,136         64,472      71,208    59,346    41,718   21,131         759         4,549
     Amortization of deferred           402          1,607       1,519     1,126       963      824          87         1,402
     financing
     Perpetual preferred              2,185         13,172      12,610     9,251     4,073
     dividends
     Convertible preferred            2,019          7,887       7,151     6,491     5,655
     dividends
     Capitalized interest             1,776          5,262       3,384     5,225     5,810    2,022
                                     ------        -------     -------   -------   -------   ------       -----        ------
                                     22,518         92,400      95,872    81,439    58,219   23,977         846         5,951

Earnings to Fixed Charges and
   Preferred Share Dividends           1.67           1.87        1.65      1.69      2.00     2.68        7.90          1.80
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